Exhibit 99.2

First Quarter Fiscal 2010

Conference Call Remarks

February 1, 2010

7:30 a.m. CT

SEAN

Good morning.

On the call today are Russ Fradin, our Chairman and CEO, and Rob Schriesheim, our CFO.

During this call, when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And when we mention “underlying” revenue, operating income, net income, and earnings per share amounts, we are using non-GAAP financial measures that provide a better understanding of our underlying performance after excluding unusual items. Today’s press release provides a reconciliation of U.S. GAAP to these and other measures.

On this call, we will make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call, we’ll conduct a question and answer session. During the Q&A session, we ask that you please limit yourself to one question. Now I’ll turn it over to Russ.

RUSS

Thanks Sean and good morning everyone. Thank you for joining us.

Before I start, I’d like to introduce our new CFO, Rob Schriesheim. Rob comes to us from Lawson Software, the world’s third largest publicly traded ERP software provider. We’re very pleased to have a seasoned leader of his caliber join the Hewitt team.

Rob recently assumed his CFO duties from John Park as part of the transition we announced in December. I want to thank John for the tremendous contributions he has made over the past four years and wish him continued success.

Now moving on to our recent results…

I’m happy to report a record-high operating margin of 16.2 percent this quarter along with solid earnings per share of 71 cents. We are pleased with how each of the businesses performed this quarter.

Let me highlight a few of our more noteworthy accomplishments:

First, we are delighted with the $6 million profit in HR BPO. The team is doing a great job with execution as the business continues to improve its cost structure. Even more importantly, our service quality has improved in line with our financial results. I’m pleased to note that we recently renewed contracts with two large existing HR BPO clients. We expanded our relationship with one renewal and maintained the scope of services with the other. We look forward to continuing to provide high quality service to both companies.

Second, Benefits Outsourcing delivered solid margins while continuing to grow participant counts in a challenging employment environment. We grew our large market and mid-market businesses, but project work was a little soft due to the continuing impact of the weak economy. Margins remained comfortably within our target range, even as we continue to invest in growth.

Third, our Consulting business performed reasonably well given the difficult environment for client spending. We saw about what we expected in our fiscal first quarter – a continuation of tight corporate budgets through the end of the calendar year.

Recall that we also faced tough comparisons to last year’s first quarter in Consulting. In that quarter, demand for Retirement and Financial Management Services was particularly strong as companies sought more advice in light of the extreme stock market volatility. Also, the economic downturn had not yet started to meaningfully impact the more discretionary parts of our business.

Fourth, we are making good progress in building for the future to support our growth agenda:

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In a business with as many long-term contracts as Hewitt, we always think of a growth agenda that is centered on client retention and the service experience of our clients’ employees. We continue to invest in service quality, as it reinforces our distinctiveness in the marketplace and supports our retention and growth objectives.

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It is equally important to continually refresh our product lines to remain a leading edge provider. We are putting resources to work in both Outsourcing and Consulting to ensure that our offerings remain as relevant and valuable as ever to our clients.

•	We continue to make additions to our sales force.

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And finally, in addition to these initiatives, we will selectively make smaller acquisitions. We continue to manage an active acquisition pipeline. It is difficult to speculate on the timing of specific opportunities, but note that we are in various stages of evaluating many good opportunities that will support both our Consulting and Outsourcing businesses.

So in summary, we delivered a very positive start to our fiscal year. And given the performance of our businesses to date, we remain comfortable with our overall outlook for the year.

Before I turn the call over to Rob, I’ll briefly comment on the partial divestiture of our Executive Compensation Consulting business in North America that we announced this morning.

This small spin off was done to better serve the interests of our clients. As you may have followed in the news, there’s been increasing public and political scrutiny around perceived conflicts of interest for compensation advisors. Though we disagree with these views, we felt we needed to recognize the reality that some of our Board clients for Executive Compensation services wanted a complete separation of the business.

This spin off does not change our commitment to providing world class executive compensation services to the marketplace, including building a full-service executive compensation practice around the world.

In the U.S. specifically, we will:

•	Continue to provide services to Board clients that are comfortable with our current arrangements and practices;

•	Put additional emphasis on further growing our executive compensation practice for management; and

•	Expand our industry-leading data business.

Now here’s Rob with our financial results and detailed comments on guidance.

ROB

Thanks Russ, and good morning everyone. It’s a pleasure to be with you today. I’ve been on board for almost a month and have spent a great deal of time getting to know the team and reviewing the business. Now that we are reporting the quarter, I look forward to meeting and working with the investment community.

Let me begin by highlighting our consolidated results for the first quarter.

Reported net revenues were flat compared to the prior-year quarter. Net revenues declined 2 percent after adjusting for currency translation, acquisitions and divestitures, and third party revenues.

Reported operating income grew 11 percent to $125 million, compared to $112 million in last year’s quarter.

There were no unusual items in the first quarter of this year, so reported and underlying results are the same.

Underlying results for last year’s first quarter exclude a $7 million revenue contribution from the HR BPO businesses that we divested in the second quarter of 2009. The associated contributions to operating and net income were not material – so reported and underlying results were essentially the same for last year’s first quarter.

Consolidated underlying operating margin increased by 150 basis points to 16.2 percent in the first quarter. This was mostly driven by operating improvement in our HR BPO business and lower shared service costs.

Our effective tax rate for the current quarter was 39.6 percent, unchanged from last year’s first quarter. The current quarter’s rate reflects the impact of the mix of income across tax jurisdictions that offset some structural improvements in foreign and state tax rates. We continue to expect a fiscal 2010 full year effective tax rate to be in the range of 37 to 38 percent.

Reported and underlying net income for the first quarter grew 6 percent to $68 million, or 71 cents per diluted share, compared with $65 million, or 68 cents per diluted share last year.

Cash flow from operations was $38 million, compared with $64 million in the prior year. Free cash flow was $22 million, compared with $29 million in the prior year. This decline in free cash flow reflects lower collections that were partially offset by lower capital expenditures and prepaid expenses.

Capital expenditures were $17 million in the first quarter, compared with $35 million in the prior-year quarter. The decrease reflects reduced spending in real estate and IT hardware and software – with the IT spending impacted by timing of purchases this year. For 2010, we expect capex in the range of $120 million to $130 million.

Regarding our share repurchase authorization, we bought back 323,000 shares for a total of $13 million during the first quarter. In the second quarter through January 29th, we’ve repurchased another 249,000 shares totaling $10 million. This brings our cumulative repurchase total to $97 million against the overall $300 million authorization.

Our buyback execution reflects our continued interest in acquisition opportunities as a priority in deploying our cash in situations in which we can earn well in excess of our long term cost of capital in support of profitable growth. Looking at the balance of 2010, we intend to continue to focus on acquisition opportunities while at the same time making good progress on our existing authorization.

Now let me give you a few first quarter segment highlights. As a reminder, my comments regarding underlying results are adjusted for the HR BPO divestitures that I mentioned a moment ago. Unless otherwise noted, all quarterly comparisons are on a year-over-year basis.

In Benefits Outsourcing, reported revenues grew 3 percent in the first quarter. Revenues also grew 3 percent when adjusting for a small amount of favorable currency translation. The increase reflects growth in all businesses and lower adjustments for client service issues. This growth was partially offset by the impact of lost clients, client renewals at lower price points and lower project revenues.

Beginning this quarter we have revised how we present our Benefits Outsourcing end-user participant counts. Our measure now includes Absence Management services in addition to our Defined Benefit, Defined Contribution, and Health and Welfare services. Also, as a result of implementing an improved tracking methodology, we have made some adjustments to more accurately reflect our participant counts. Prior-year results have been revised accordingly and can be found in today’s earnings release.

On a comparable basis, and including Absence Management, first quarter Benefits Outsourcing participant counts increased 9 percent year-over-year to 20.8 million. New large company implementations – including meaningful growth in Absence Management – drove the increase over last year. About half of this year-over-year increase in participants was driven by growth in Absence Management, with the remainder driven by growth in our core services – which included good growth in the mid market.

We are pleased with our new client and new service participant growth in this challenging environment. The solid momentum in our Point Solutions business – which includes Absence Management services – reflects good progress in our strategy to provide add-on standalone services to complement our core Benefits Outsourcing offerings.

Absence Management price points are significantly lower than our blended core service rate. So, what may appear on the surface to be meaningful price compression principally reflects the change in our business mix.

In addition to the Absence Management mix impact on revenues, we continue to experience some pricing pressure given the economic and competitive environment.

Benefits Outsourcing segment margin declined 40 basis points to 25.7 percent in the first quarter, on both a reported and underlying basis. This was principally due to higher compensation and related expenses associated with increased staffing for new clients. This more than offset the higher revenues and favorable foreign currency translation.

Our Benefits Outsourcing pipeline remains solid. We continue to invest in our sales capabilities and remain focused on closing new opportunities and renewing existing contracts to support our growth initiatives.

In HR BPO, reported revenue declined 13 percent. Revenue decreased 11 percent when adjusting for divestitures, favorable foreign currency translation and third-party revenues. Client terminations and liquidations drove the expected decline.

HR BPO earned a profit of $6 million in the first quarter, compared to a loss of $5 million in last year’s quarter, on both a reported and underlying basis. The improvement was due to lower staffing and overhead cost reduction. In addition, last year’s results included asset impairment charges that did not occur this year. These were partially offset by the decline in revenue.

While we are pleased with this performance, at this point we’re not ready to say this level of profitability is sustainable. The promising results in the first quarter reflect favorable project revenue and the fact that we have not yet added some further staffing and investment resources. Keep in mind that future performance is likely to be lumpy due to the timing of some contractual adjustments and selective investments for growth.

We continue to see good demand for our HR BPO services in the marketplace. As Russ mentioned, we recently renewed our HR BPO work with two large existing clients. I will add that the implementation of the new HR BPO win announced on our fourth quarter call is on schedule and on budget. We continue to selectively target three to four new HR BPO contracts per year using a very disciplined framework to drive profitable growth in this segment.

In Consulting, segment revenue grew 1 percent on a reported basis for the first quarter. Revenues declined 6 percent when adjusting for the impact of an acquisition and favorable currency translation.

On this same adjusted basis, our Retirement and Financial Management practice grew less than one percent. Recall that the business faced a difficult prior-year comparison of growth in the low teens – reflecting strong demand as companies sought more advice in light of the extreme stock market volatility.

Health Management grew in the low single digits. We are closely monitoring the health care reform agenda, and the water is as murky as ever.

Talent and Organization Consulting revenues declined approximately 20 percent. Recall that we implemented productivity improvements in this business last year, and we remain confident in our capabilities and capacity to serve our clients once corporate spending strengthens.

Communications, our smallest practice, declined approximately 20 percent, sequentially unchanged from the fourth quarter rate.

Consulting margins declined by 160 basis points to 12.9 percent in the first quarter on both a reported and underlying basis. The decline is principally due to lower constant-currency revenues that were partially offset by lower bad debt expense.

Finally, unallocated shared service costs were 2.5 percent of net revenues in the first quarter, compared with 2.9 percent of net revenues in last year’s first quarter, on both a reported and underlying basis. The improvement reflects the impact of accrual adjustments to incentive compensation in both years.

Now, turning to our outlook. Here are a few reminders regarding our guidance:

•	One, our plans are not counting on a meaningful recovery in any of our geographies;

•	Two, our currency expectations are based on current forward rates; and

•	Three, we are not factoring in the impact of acquisition activity that hasn’t already been announced to date.

Our first quarter results lead us to reaffirm our prior guidance for fiscal 2010, even after absorbing what we expect to be some modest dilution related to the partial divestiture of the Consulting Executive Compensation business announced today. Here is a recap of our view on fiscal 2010:

•	First, we continue to expect consolidated revenue growth in the low- to mid-single digit range, reflecting positive organic growth as well as the benefit of foreign exchange.

•	This is comprised of solid growth in Consulting, roughly flat revenues in Benefits Outsourcing, and a decline in HR BPO.

•	Second, we continue to expect diluted EPS of $2.85 to $2.95.

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We expect underlying operating income growth to moderately exceed diluted EPS growth. This reflects some improvement in Consulting margins, about a break-even performance in HR BPO, and a roughly flat contribution from Benefits Outsourcing.

•	We expect a full year effective tax rate in the range of 37 to 38%.

•	We also expect to make good progress against our share repurchase authorization.

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The partial divestiture of the Consulting Executive Compensation business announced today is expected to have a dilutive annualized impact to our earnings of approximately 7 to 10 cents per share. Given where we are in the year, we expect fiscal 2010 dilution of a few pennies – which we can absorb in our guidance.

•	Lastly, we still anticipate fiscal 2010 free cash flow solidly in excess of net income.

Now I’d like to turn the call back to Russ.

RUSS

Thanks Rob.

Before we start with questions, I’ll wrap up our prepared remarks by saying how pleased we are with our overall first quarter performance as we start the new fiscal year.

As we move ahead in 2010, we will continue to put our resources to work to support our growth agenda – and we won’t lose our focus on operational excellence. We look forward to updating you on our progress.

Operator – we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.